Exhibit 99.1

For immediate release: October 1, 2008, 6:00 am EDT	Contact:	Mark Rittenbaum
(503) 684-7000
Greenbrier receives major new marine vessel orders from Crowley Maritime; achieves record backlog
     Lake Oswego, Oregon, October 1, 2008 — The Greenbrier Companies [NYSE:GBX] announced today that its Gunderson Marine division in Portland, Oregon has signed contracts with Vessel Management Services, a subsidiary of Crowley Maritime Corporation, to build 10 heavy lift series deck cargo barges. Greenbrier’s marine backlog now exceeds a record $200 million, with production extending well into 2012.
     The orders continue the Company’s long and valued relationship with Crowley Maritime; Gunderson Marine has built 40 vessels for Crowley. The deck cargo barges measure 400 feet in length and 105 feet wide, larger than a football field. They are equipped with a massive deck loading capability and can be used in a variety of services including construction, salvage, oil and gas development, and container transportation. Crowley will deploy the barges to handle project work for the offshore energy industry in the Gulf of Mexico and elsewhere.
     Established in 1919 as a heavy steel fabricator, Gunderson has been a ship and marine barge builder since 1942. In the early 1960s, Gunderson also entered the new freight car construction market. Gunderson, through its marine and railcar divisions, currently has about 1,000 employees, over 300 of which are dedicated to marine. Located on 75 acres along the Willamette River in Portland, Oregon, and operating from the largest side launch on the west coast, Gunderson is accessible year-round by oceangoing vessels and two transcontinental railroads, Burlington Northern Santa Fe and Union Pacific. Primary marine work at Gunderson is building oceangoing barges. Over 250 vessels have been built since World War II.
     Gunderson Marine’s operations have expanded dramatically over the past several years, with a record eight projects completed during the past fiscal year, doubling the previous annual record. Recent launchings include deck cargo barges, RO/RO (roll on roll off) barges, hopper barges and double-hull oil barges. As a result of recent capacity expansion, the Company still has production space available through 2012 to meet the growing demands of its customers.
     Crowley Maritime Corporation, headquartered in Jacksonville, Fla., is a diverse worldwide transportation, marine services and logistics company. Crowley employs approximately 4,100 people and provides its services using a fleet of more than 210 vessels, consisting of RO/RO (roll on roll off) vessels, LO/LO (lift on lift off) vessels, tankers, tugs and barges.
     Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 39 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 138,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, fluctuations in demand for newly manufactured barges or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price increases and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” on page 10 of Part I , Item 1a and “Forward Looking Statements” on page 28 of Part II of our Annual Report on Form 10-K for the fiscal year ended August 31, 2007.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.